Exhibit 99.1

Letter to Shareholders

To Our Shareholders:

2005 was a year of dramatic change for CSI. We started the year by going public through a reverse merger. We undertook this endeavor to provide resources for steady future growth and financial success for CSI and to expand our presence beyond the Southeast. Additional capital that we believe we will be able to raise as a public company will allow us to make strategic acquisitions to facilitate growth as well as to grow organically. 2005 was the year for laying the foundation for our future. We have set the stage for 2006 and beyond.

Our revenues increased by $1.8 million or 8% to $24.3 million in 2005 from $22.5 million in 2004, despite the distraction of going public. We had a net loss of $0.8 million or $0.29 per share in 2005 compared with net income of $1.5 million or $0.58 per share in 2004. The decline of $2.3 million was primarily due to costs related to the reverse merger and ongoing compliance, which exceeded $2.4 million.

We faced many challenges during 2005.

The compliance costs and reporting requirements of being a public company are substantial. As the year progressed we were able to put in place staff with public reporting experience, including our Chief Financial Officer.

Our software applications segment revenues decreased by 11.3% during 2005 primarily due to a reduction in our software sales force late in the prior year and through the merger, and the effort required to enter the public company arena. Salaries and wages in software applications cost of sales increased due to the addition of the .Net Microsoft SQL (.Net application programming language and SQL or structured query language database conversion) project in 2004. Certain development costs were capitalized in 2005; however, expenses increased due to the level of continued maintenance required for the prior version as the newer version is in development.

We experienced some pressure on margins in the technology solutions segment as competition increased in some product lines (particularly white boards and internet telephony). Staffing to address the increasing technical complexity of certain solutions has increased salaries and wages costs.

Many successes were also evident during 2005.

Our technology solutions segment sales increased 13.1% in 2005 versus 2004 due primarily to sales of newhardware coupled with a smaller relative increase in engineering services sold.

We introduced a new software service, an increased annual support offering during 2005, Service+Plus. This provides version protection for major releases of the software, without additional fees, free attendance to seminars accessed remotely by use of the internet, free user conference attendance and disaster recovery (off-site data storage). Approximately 50% of our software clients have taken advantage of this new offering.

We also began offering an ASP (Application Service Provider or CSI hosted) solution to new clients whereby they can access the software on CSI servers and run it remotely over the internet at a fixed monthly cost. Under this business model, the client can forego the significant up-front investment required to purchase computer hardware and install the software at their location. We feel this will prove to be a very attractive alternative for smaller municipalities, and for school districts wishing to utilize only school activity accounting. School activity accounting is used to track club and athletics revenue and expenditures.

In September 2005 we acquired curriculator™, the Standards Based Lesson Planner. We subsequently rewrote the product to be web-based and released this version in February 2006. This software is designed to allow teachers to create lesson plans that are tied to a state’s curriculum standards. These lesson plans may then be reviewed by school administrators and reports may be generated to determine the standards that have been met or need to be met. This is particularly important as school systems develop higher accountability standards.

The migration of our fund accounting software to Microsoft’s .Net and SQL database platform continued during 2005 with the core school activity modules completed by year end. This development will continue during 2006 as we migrate our entire software suite to this new platform.

Again, 2005 was a foundational year for 2006 and beyond. Along with the successes discussed above, we underwent a major corporate reorganization at the end of 2005. Prior to this reorganization, our sales staff focused on either technology or software sales and other departments within the organization were also clearly divided based on these segments. With the reorganization, we now allow our sales staff to sell both software and technology. The purposes of this reorganization were to:

•	Provide unity of the segments – technology and software. As staff focus on all aspects of CSI’s offerings, the various departments are becoming more unified in their efforts. We are supporting the sales staff efforts by providing product specialists for the various software applications and technology solutions that we offer.

•	Improve teamwork within CSI through unity of the segments.

•	Increase bandwidth. Prior to the reorganization, two separate salespersons would call on the same client: one for software and one for technology. Our sales staff now covers a smaller geographic area as a single face to prospective clients, with reduced travel time, more contacts, more products and services to offer, and the ability to sell CSI as the primary solution for technology needs.

•	Decrease selling expenses as a percent of sales. We will reduce travel between clients as sales staff covers a smaller territory.

•	Increase revenue. The synergy generated by the realignment is generating increased sales opportunities. As our sales staff are more cognizant of both software and technology opportunities, we believe there will be a significant impact on our revenues.

•	Maintain and improve customer service. As our departments focus on all the needs of our clients, both software and technology, and the cross-sell, integration and support opportunities, we will better serve our clients.

•	Increase communication – with staff, clients and partners.

In addition to our reorganization, we have added telesales staff to augment our software sales efforts. These staff are making outbound calls for our fund accounting software and will also be telemarketing curriculator™, the Standards Based Lesson Planner.

We have also added a call center to offer technology service contracts. Recurring revenues from annual service and support agreements have been a strong component of our software applications segment since 1990. We are expanding this model to provide support contracts for our various technology solutions.

As I mentioned earlier, we are in the midst of developing the next generation of our fund accounting software which will be based on Microsoft’s .Net and SQL platform. This development began in late 2004 and will continue throughout 2006. Several modules of the new version are complete and we will begin marketing these this year even as we continue to market and install our existing version for those customers needing functionality in modules not yet converted.

The next generation of our fund accounting software and curriculator™, the Standards Based Lesson Planner, are products with a national potential and we will be focusing our marketing efforts nationally through telesales as well as direct mail, trade shows and, possibly, resellers.

We are actively seeking acquisitions during 2006, particularly those that will enhance our intellectual property portfolio. We believe that the corporate realignment will ease the integration of acquisitions and we look forward to locating complimentary companies to join the CSI team.

We are also re-branding CSI this year. We have a new logo and we will soon have a new website and new marketing materials (including a trail guide to our product and service offerings). The new website will better illustrate what CSI is all about by showcasing the vertical markets we serve – SchoolGear, GovGear and BizGear, and the solutions specific to them. Examples of our re-branding are illustrated throughout this annual report.

On a closing note, I want to say thank you to Joe Black, our former CFO who retired in May of 2005. Joe and I worked side by side for more than 15 years and we appreciate all he has done for CSI.

I also want to thank our employees, shareholders, Board of Directors and customers for their continued support and commitment. We have exciting times ahead and I look forward to sharing them with you.

/s/ Nancy K. Hedrick
Nancy Hedrick
Chief Executive Officer and
President